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                           EXHIBIT 11
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                    STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                       (in thousands except per share amounts)



                              For The Three Months Ended June 30,
                                   1994                   1993
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock              12,037      12,037      11,527      11,527
  Shares available under
     options                   346         346         441         469
  Issuable upon conversion
     of debentures             -         4,220         -         3,439
                           -------     -------     -------     -------
                            12,383      16,603      11,968      15,435
                           =======     =======     =======     =======

Weighted average common
  and common equivalent
  shares outstanding        12,383      16,603      11,968      15,435
                           =======     =======     =======     =======


Net earnings               $ 5,003     $ 5,003     $ 8,132     $ 8,132
Interest expense, net, on
  debentures                   -           738         -           614
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $ 5,003     $ 5,741     $ 8,132     $ 8,746
                           =======     =======     =======     =======

Per share                  $   .40     $   .35     $   .68     $   .57
                           =======     =======     =======     =======
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